Exhibit 3.2.16

Form 2 – Sec. State 1984

ARTICLES OF INCORPORATION

Executed by the undersigned for the purpose of forming a Wisconsin corporation under the “Wisconsin Business Corporation Law”, Chapter 180 of the Wisconsin Statutes:

Article 1.

The name of the corporation is CORAL HEALTH SERVICES, INC.

Article 2.

The period of existence shall be perpetual.

Article 3.

The purposes shall be to engage in any lawful activities authorized by Chapter 180 of the Wisconsin Statutes.

Article 4.

The number of shares which it shall have authority to issue, itemized by classes, par value of shares, shares without par value, and series, if any, with a class, is:

Class	Series (If any)	Number of shares	Par value per share or statement that shares are without par value
Common	None	2,800	No par value

Article 5.

The preferences, limitation, designation, and relative rights of each class or series of stock, are no par stock may be issued by the corporation from time to time for such consideration as may be fixed from time to time by the Board of Directors thereof, and any and all shares so issued, the fixed consideration for which has been paid or delivered, shall be deemed fully paid stock and not liable for any further call or assessment thereon, and the holder of such stock shall not be liable for any further payment.

Article 6.

The initial registered office is located in Milwaukee County, Wisconsin, and the address of such registered office is

3291 North Sherman Boulevard Milwaukee, WI 53216	The complete address, including street and number, if assigned, and the ZIP code, must be stated.

Article	7. Name of initial registered agent at such address is Nellie W. Kendrick

-See instructions and suggestions elsewhere on the form-

Article 8. The number of directors constituting the board of directors shall be fixed by by-law.	XX	XXXXXXX XXXXXXXXXXXXXXXXXXX XXXXXXXXXXXXXXX .

(Strike out the Article 8 you do not use)

Article 9. (Use of Article 9 is optional – see instructions)

The names of the initial directors are:

Article 10. (Other provisions)

The corporation shall, at all times, have first option or opportunity to purchase any and all shares of issued stock from any stockholder desiring to sell same before any stockholder may offer such shares of stock for sale on the open market.

Article 11.

These articles may be amended in the manner authorized by law at the time of amendment.

Article 12.

The name and address of incorporator (or incorporators) are:

NAME	ADDRESS (street & number, city, state & ZIP code)
Nellie W. Kendrick	3291 N. Sherman Blvd. Milwaukee, WI 53216

Executed in duplicate on the 20 day of December, 1990

/s/ Nellie W. Kendrick
Nellie W. Kendrick

All incorporators

SIGN HERE

STATE OF WISCONSIN

ss.

        County of Milwaukee

Personally came before me this 20 day of December A.D., 1998 the aforementioned incorporator(s) Nellie W. Kendrick to me known to be the person who executed the foregoing instrument, and acknowledged the same.

/s/ Thomas E. Dolan
Notary Public
Thomas E. Dolan

My Commission XXXXXX is permanent

This document was drafted by	THOMAS E. DOLAN, Atty.	(See instructions)
(Name of person – please print or type)

INSTRUCTIONS AND SUGGESTIONS

CONTENT OF THE FORM

A.	Article 1. The name must contain “Corporation”, “Incorporated”, or “Limited” or the abbreviation of one of those words.

B.	Article 2. Insert “perpetual” or insert any limitation desired, but not “indefinite”.

C.	Article 3. You may strike out the imprinted purposes clause and substitute a clause to cite particular purposes, should you so desire. (The statute expressly states that it is not necessary to enumerate the powers.)

D.	Article 4. For the minimum filing fee, you may authorize 2,800 shares of no par value stock, or $56,000 of par value stock. Some quantity of capital stock is to be authorized. See instructions on “Filing fees”.

E.	Article 5. This means, in substance, that this article must show all the rights, privileges, and restrictions as between classes of stock and as between series of stock in any class. If desired, a provision may be inserted authorizing the directors to fix the variations in rights as to series of any class. If none, so specify.

F.	Articles 6 & 7. The corporation must have a registered office in Wisconsin and a registered agent at such office. This office need not be the same as the corporation’s place of business, but it must be the business office of the registered agent. The address of the registered office must be physically described, i.e., give the street name and number, when assigned, and city and ZIP code in Wisconsin, and the county within which the office is located. P.O. Box addresses may also be included for mailing purposes. BUT ARE INSUFFICIENT ALONE!

G.	Article 9. Sec. 180.32(1) provides that the initial board of directors may be named in the articles of incorporation. If you do not name the initial board, strike out article 9.

H.	Article 10. Provided as a place in which to insert any desired material such a restricting preemptive rights, stock transfer restrictions, quorum provisions, etc.

ARTICLES OF INCORPORATION

Mail Returned Copy to:

(FILL IN THE NAME AND ADDRESS HERE:)

THOMAS E. DOLAN ATTORNEY AT LAW 4141 WEST BRADLEY ROAD MILWAUKEE, WISCONSIN 53216

INSTRUCTIONS AND SUGGESTIONS (Continued)

J.	Article 12. Have the INCORPORATOR SIGN before a Notary Public. The number of incorporators may be one or more, but all the incorporators listed in the articles must sign. Make sure that both of the copies have ORIGINAL SIGNATURES. Carbon copy, xerox, or rubber stamp signatures are not acceptable. Notary must acknowledge incorporators names exactly as they are listed in Article 12. EXECUTION DATE AND NOTARY DATE MUST MATCH EXACTLY.

K.	Notary public must SIGN AND AFFIX SEAL on both copies of the articles, and complete their statement in the area provided. Make sure that original signatures and seal impressions appear on both copies.

L.	If the document is executed or acknowledged in Wisconsin, sec. 14.38(14) of the Wisconsin Statutes provides that it shall not be filed unless the name of the person (individual) who, or the governmental agency which, drafted it is printed, typewritten, stamped or written thereon in a legible manner.

PREPARATION, FEES AND TRANSMITTAL

M.	Prepare document in DUPLICATE ORIGINAL. Furnish Secretary of State two identical copies of the articles of incorporation. (Mailing address: Corporation Division, Secretary of State, P.O. Box 7846, Madison, WI 53707). One copy will be retained (filed) by the Secretary of State and the other copy transmitted directly to the Register of Deeds of the county within which the corporation’s initial registered office is located, together with your check for the recording fee. When the recording has been accomplished, the document will be returned to the address you furnish on the back of the form.

N.	Two SEPARATE REMITTANCES are required.

1)	Send a FILING FEE of $70 (or more) payable to SECRETARY OF STATE with the articles of incorporation. $70 is the minimum fee and is sufficient for 2,800 shares of no par value stock, or $56,000 of par value stock. Add $1.25 more filing fee for each $1,000 (or fraction thereof) for par value stock in excess of $56,000, and/or 2 1/2 cents more filing fee for each share of no par value stock in excess of 2,800. Your cancelled check is your receipt for fee payment.

2)	Send a RECORDING FEE of $10 (or more) payable to REGISTER OF DEEDS OF COUNTY, WISCONSIN with the articles of incorporation. Name the county within which the corporation’s initial registered office is located. Recording fee for this standard from is $10. If you append additional pages, add $2 more recording fee for each additional page. Please furnish the fee for the Register of Deeds in check form to this office and we will transmit it to the Register of Deeds with the document for recording.